Exhibit 99.1

1Q 2018

SmartFinancial Reports Record $0.30 Earnings per Common Share for the First Quarter 2018
Net operating earnings per common share was $0.35 for the quarter

Performance Highlights

•	Record high net income of $3.4 million for the quarter, up 108 percent from a year ago.

•	ROAA of 0.80 percent, a new record, for the quarter and net operating ROAA of 0.91 percent.

•	Organic loan growth of $51 million, over 15 percent annualized during the quarter.

•	Transaction accounts are over 37 percent of total deposits, a new high point for the company.

•	Efficiency ratio decreased to 72.66 percent, a new record and down by more than 3 percentage points from a year ago.

•	Net interest margin, taxable equivalent, of 4.38 percent which is up 0.31 percent from a year ago.

•	Asset quality was outstanding with nonperforming assets to total assets decreasing to just 0.26 percent.

KNOXVILLE, TN - April 24, 2018 - SmartFinancial, Inc. ("SmartFinancial"; NASDAQ: SMBK), announced today net income of $3.4 million in its first quarter of 2018, compared to $1.6 million a year ago. Diluted net income per common share was$0.30 for first quarter of 2018, compared to $0.19 during the first quarter of 2017.

Billy Carroll, President & CEO, stated: "We had a great first quarter with a new record high return on average assets and earnings per share. We achieved these milestones by growing loans at over a 15 percent pace while simultaneously maintaining a very strong net margin. Demand deposits increased significantly, and while a large portion was conversion related reclassifications, organic demand deposit growth for the quarter was over $25 million. As an organization we continue to improve on our efficiencies as we capture further economies of scale, even with over half a million in merger related costs. Our team has done a great job of integrating Capstone, planning for the Tennessee Bancshares acquisition, and growing the core bank."

SmartFinancial's Chairman, Miller Welborn, concluded: "We are looking forward to completing the acquisition of Tennessee Bancshares in the second quarter. Our resulting company will have assets approaching $2.0 billion by quarter end, setting us up for the next stage of growth. The opportunities before the company and in turn for our shareholders have never been greater. We are well on our way in creating one of the Southeast’s next great community banking franchises."

First Quarter 2018 compared to Fourth Quarter 2017

Net income available to common shareholders totaled $3.4 million in the first quarter of 2018, or $0.30 per diluted share, compared to $38 thousand, or $0.00 per diluted share, in the fourth quarter of 2017, which was negatively impacted by the revaluation and write down of deferred tax assets due to the Tax Cuts and Jobs Act which resulted in a lower federal tax rate for corporations. Net operating earnings available to common shareholders (Non-GAAP), which excludes securities gains, foreclosed assets gains and losses, and merger and conversion costs, totaled $3.9 million in the first quarter of 2018 compared to $3.7 million in the previous quarter.

Net interest income to average assets of 3.93 percent for the quarter was down 4.09 percent from the fourth quarter of 2017. Net interest income totaled $16.8 million in the first quarter of 2018 compared to $15.3 million in the fourth quarter of 2017. Net interest income was negatively impacted approximately $368 thousand due to the two less days in the current period. Net interest margin, taxable equivalent, decreased from 4.51 percent in the fourth quarter of 2017 to 4.38 percent in the first quarter of 2018 primarily as a result of less income from purchase accounting adjustments on acquired loans and increases on the cost of interest-bearing liabilities.

Provision for loan losses was $689 thousand in the first quarter of 2018, compared to $442 thousand in the fourth quarter of 2017. The increase in provision for loan losses was due to higher loan growth during the period. The allowance for loan losses and leases

("ALLL") was $6.5 million, or 0.47 percent of total loans as of March 31, 2018, compared to $5.9 million, or 0.44 percent of total loans, as of December 31, 2017.

Nonperforming loans as a percentage of total loans was 0.14 percent as of March 31, 2018, which was up slightly from 0.13 percent in the prior quarter. Total nonperforming assets (which include nonaccrual loans, loans past due 90 days or more and still accruing, and foreclosed assets) as a percentage of total assets was 0.26 percent as of March 31, 2018, compared to 0.29 percent as of December 31, 2017. In addition to the allowance there were $16.3 million additional discounts on $492.9 million of purchased loans as of March 31, 2018 compared to $17.9 million on $513.5 million of purchased loans as of December 31, 2017.

Noninterest income to average assets of 0.38 percent for the period was down from 0.42 percent in the fourth quarter of 2017. Noninterest income totaled $1.6 million in the first quarter of 2018, compared to $1.6 million in the fourth quarter of 2017. The slight increase in noninterest income was primarily due to higher service charges on deposit accounts.

Noninterest expense to average assets of 3.13 percent for the quarter was down from 3.35 percent in the fourth quarter of 2017. Noninterest expense totaled $13.4 million in the first quarter of 2018, which was up $843 thousand from the fourth quarter of 2017, primarily due to three months of salaries and employee benefits for associates in Alabama compared to two months in the prior quarter. Income tax expense was $940 thousand in the first quarter of 2018 compared to $3.9 million in the fourth quarter of 2017, which was elevated by the revaluation and write down of deferred tax assets due to the Tax Cuts and Jobs Act which resulted in a lower federal tax rate for corporations. The company's effective tax rate decreased to 21.6 percent in the first quarter of 2018 compared to 99.0 percent in the fourth quarter of 2017.

First Quarter 2018 compared to First Quarter 2017

Net income available to common shareholders totaled $3.4 million in the first quarter of 2018, or $0.30 per diluted share, compared to $1.4 million, or $0.19 per diluted share, in the first quarter of 2017. Net operating earnings available to common shareholders (Non-GAAP), which excludes securities gains, foreclosed assets gains and losses, and merger and conversion costs, totaled $3.9 million in the first quarter of 2018 compared to $1.5 million in the first quarter of 2017.

Net interest income to average assets of 3.93 percent for the quarter increased from 3.81 percent in the first quarter of 2017 as the average earning asset balances and yields increased compared to the prior year. Net interest income totaled $16.8 million in the first quarter of 2018 compared to $9.8 million in the first quarter of 2017. Net interest income was positively impacted compared to the prior year due to increases in loan and securities balances and increases in the yields of the loan and securities portfolios. Net interest margin, taxable equivalent, increased from 4.07 percent in the first quarter of 2017 to 4.38 percent in the first quarter of 2018 as a result of increases in the yield on earning assets.

Provision for loan losses was $689 thousand in the first quarter of 2018, compared to $12 thousand in the first quarter of 2017. The increase in provision for loan losses was due to faster loan growth during the period. The ALLL was $6.5 million, or 0.47 percent of total loans as of March 31, 2018, compared to $5.2 million, or 0.64 percent of total loans, as of March 31, 2017.

Nonperforming loans as a percentage of total loans was 0.14 percent as of March 31, 2018, which was down from 0.18 percent in the prior year. Total nonperforming assets (which include nonaccrual loans, loans past due 90 days or more and still accruing, and foreclosed assets) as a percentage of total assets was 0.26 percent as of March 31, 2018, compared to 0.36 percent as of March 31, 2017.

Noninterest income to average assets of 0.38 percent for the quarter was down from 0.36 percent in the first quarter of 2017. Noninterest income totaled $1.6 million in the first quarter of 2018, compared to $0.9 million in the first quarter of 2017.

Noninterest expense to average assets of 3.13 percent for the quarter was down from 3.16 percent in the first quarter of 2017. Noninterest expense totaled $13.4 million in the first quarter of 2018, compared to $8.2 million in the first quarter of 2017. The Company's effective tax rate was 21.6 percent in the first quarter of 2018 compared to 37.0 percent in the first quarter of 2017.

Conference Call Information
SmartFinancial plans to issue its earnings release for the first quarter of 2018 on Tuesday, April 24, 2018, and will host a conference call on Wednesday, April 25, at 10:00 a.m. ET. To access this interactive teleconference, dial (888) 317-6003 or (412) 317-6061 and enter the confirmation number 6173081. A replay of the conference call will be available through April 25, 2019, by dialing (877) 344-7529 or (412) 317-0088 and entering the confirmation number 10119695. Conference call materials (earnings release and conference call presentation) will be published on the company’s webpage located at http://www.smartfinancialinc.com/CorporateProfile at 9:00 am EST prior to the morning of the conference call.

About SmartFinancial, Inc.
SmartFinancial, Inc., based in Knoxville, Tennessee, is the bank holding company for SmartBank. SmartBank is a full-service commercial bank founded in 2007, with 22 branches, four loan production offices, spanning East Tennessee, Tuscaloosa and Southwest Alabama, and Florida Panhandle. Recruiting the best people, delivering exceptional client service, strategic branching and a disciplined approach to lending have contributed to SmartBank’s success. More information about SmartFinancial can be found on its website: www.smartfinancialinc.com.

Source
SmartFinancial, Inc.

Investor Contacts
Billy Carroll                        Frank Hughes
President & CEO                        Executive Vice President, Investor Relations
(865) 868-0613                        (423) 385-3009

Media Contact
Kelley Fowler
Senior Vice President, Public Relations & Marketing
(865) 868-0611    kelley.fowler@smartbank.com

Non-GAAP Financial Matters
Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. SmartFinancial management uses several non-GAAP financial measures, including: (i) net operating earnings available to common shareholders; (ii) operating efficiency ratio; and (iii) tangible common equity, in its analysis of the company's performance. Net operating earnings available to common shareholders excludes the following from net income available to common shareholders: securities gains and losses, OREO gain and losses, merger and conversion expenses, effect of the December, 2017 tax law change on deferred tax assets, and the income tax effect of adjustments. The operating efficiency ratio excludes securities gains and losses, adjustment for OREO gains and losses, and merger and conversion costs from the efficiency ratio. Tangible common equity excludes total preferred stock, preferred stock paid in capital, goodwill, and other intangible assets.

Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the company and provide meaningful comparisons to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider SmartFinancial's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Forward Looking Statements
This release contains forward-looking statements. SmartFinancial cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: the expected revenue synergies and cost savings from the proposed merger with Tennessee Bancshares, Inc. (the “Tennessee Bancshares merger”) and/or the recently completed merger with Capstone Bancshares, Inc. (the “Capstone merger”) may not be fully realized or may take longer than anticipated to be realized; the disruption from either the Tennessee Bancshares merger or the Capstone merger with customers, suppliers or employees or other business partners’ relationships; the risk of successful integration of our business with that of Tennessee Bancshares or Capstone; the amount of costs, fees, expenses, and charges related to Tennessee Bancshares merger; risks of expansion into new geographic or product markets, like the proposed expansion into the Nashville, TN MSA associated with the proposed Tennessee Bancshares merger; changes in management’s plans for the future, prevailing economic and political conditions, particularly in our market area; credit risk associated with our lending activities; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services and other factors that may be described in our annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission from time to time.

The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, SmartFinancial assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

SmartFinancial, Inc. and Subsidiary
Condensed Consolidated Financial Information (unaudited)
(In thousands except per share data)
	As of and for the three months ending
	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Selected Performance Ratios (Annualized)
Return on average assets	0.80%	0.01%	0.59%	0.61%	0.64%
Net operating return on average assets (Non-GAAP)	0.91%	0.99%	0.63%	0.61%	0.44%
Return on average shareholder equity	6.25%	0.08%	4.91%	4.95%	5.18%
Net operating return on average shareholder equity (Non-GAAP)	7.12%	7.99%	5.25%	4.91%	3.55%
Net interest income / average assets	3.93%	4.09%	3.81%	3.81%	3.81%
Yield on Earning Assets	5.04%	5.07%	4.69%	4.66%	4.54%
Yield on earning assets, TE (Non-GAAP)	5.05%	5.09%	4.70%	4.66%	4.54%
Cost of interest-bearing liabilities	0.82%	0.70%	0.68%	0.65%	0.60%
Net Interest margin	4.37%	4.51%	4.16%	4.14%	4.07%
Net interest margin, TE (Non-GAAP)	4.38%	4.51%	4.17%	4.15%	4.07%
Noninterest income / average assets	0.38%	0.42%	0.43%	0.47%	0.36%
Noninterest expense / average assets	3.13%	3.35%	3.34%	3.29%	3.16%
Efficiency ratio	72.66%	74.26%	78.67%	76.77%	75.79%
Operating efficiency ratio (Non-GAAP)	67.62%	60.73%	76.46%	78.98%	81.34%
Pre-tax pre-provision income / average assets	1.07%	1.16%	0.97%	0.96%	1.09%

Per Common Share
Net income, basic	$0.30	$—	$0.20	$0.20	$0.19
Net income, diluted	0.30	—	0.20	0.20	0.19
Net operating earnings, basic (Non-GAAP)	0.35	0.35	0.22	0.20	0.15
Net operating earnings, diluted (Non-GAAP)	0.34	0.35	0.22	0.20	0.15
Book value as of	18.60	18.46	16.57	16.39	16.14
Tangible book value (Non-GAAP) as of	14.09	13.90	15.67	15.48	15.34

Common shares outstanding as of	11,234	11,153	8,243	8,219	8,211

Composition Of Loans
Real estate commercial
owner occupied	$288,666	$281,297	$210,489	$211,469	$197,032
non-owner occupied	375,028	361,691	237,131	233,707	210,901
Real Estate Commercial, Total	663,694	642,988	447,620	445,176	407,933
Commercial & industrial	256,333	238,087	119,782	105,129	90,649
Real estate construction & development	142,702	135,409	98,212	101,151	115,675
Real estate residential	299,148	293,457	199,704	206,667	186,344
Other loans	12,380	13,317	6,361	7,298	6,938
Total loans	$1,374,257	$1,323,258	$871,679	$865,421	$807,539

SmartFinancial, Inc. and Subsidiary
Condensed Consolidated Financial Information (unaudited)
(In thousands except per share data)
	As of and for the three months ending
	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Asset Quality Data and Ratios
Nonperforming loans	$1,931	$1,764	$1,264	$1,147	$1,445
Foreclosed assets	2,665	3,254	2,888	2,369	2,371
Total nonperforming assets	$4,596	$5,018	$4,152	$3,516	$3,816
Restructured loans not included in nonperforming loans	$40	$41	$42	$—	$301
Net charge-offs (recoveries) to average loans (annualized)	0.02%	(0.01)%	(0.02)%	(0.04)%	(0.02)%
Allowance for loan losses to loans	0.47%	0.44%	0.62%	0.64%	0.64%
Nonperforming loans to total loans, gross	0.14%	0.13%	0.15%	0.13%	0.18%
Nonperforming assets to total assets	0.26%	0.29%	0.37%	0.31%	0.36%

Capital Ratios
Tangible equity to tangible assets (Non-GAAP)	9.26%	9.28%	11.45%	11.18%	12.06%
Tangible common equity to tangible assets (Non-GAAP)	9.26%	9.28%	11.45%	11.18%	12.06%
SmartFinancial, Inc.:	Estimated[1]
Tier 1 leverage	9.29%	10.48%	11.46%	11.91%	12.18%
Common equity Tier 1	10.57%	10.59%	13.37%	13.43%	14.46%
Tier 1 capital	10.57%	10.59%	13.37%	13.43%	14.46%
Total capital	10.99%	10.98%	13.93%	14.00%	15.05%
SmartBank:	Estimated[1]
Tier 1 leverage	9.57%	11.26%	10.57%	10.98%	11.17%
Common equity Tier 1	10.89%	10.90%	12.30%	12.32%	13.13%
Tier 1 risk-based capital	10.89%	10.90%	12.30%	12.32%	13.13%
Total risk-based capital	11.32%	11.30%	12.86%	12.89%	13.71%

1 Current period capital ratios are estimated as of the date of this earnings release.

SmartFinancial, Inc. and Subsidiary
Condensed Consolidated Financial Information (unaudited)
(In thousands)
BALANCE SHEET
	Ending Balances
	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Assets
Cash & cash equivalents	$96,710	$113,027	$84,098	$82,835	$55,548
Securities available for sale	156,210	151,945	115,535	132,762	137,133
Other investments	7,808	6,431	6,081	6,080	5,628
Total loans	1,374,257	1,323,258	871,679	865,421	807,539
Allowance for loan losses	(6,477)	(5,860)	(5,393)	(5,498)	(5,152)
Loans, net	1,367,780	1,317,398	866,286	859,923	802,387
Premises and equipment	44,202	43,000	33,778	33,765	30,802
Foreclosed assets	2,665	3,254	2,888	2,369	2,371
Goodwill and other intangibles	50,660	50,837	7,414	7,492	6,583
Cash surrender value of life insurance	21,797	21,647	11,484	11,392	1,329
Other assets	12,593	13,232	8,258	8,861	9,305
Total assets	$1,760,425	$1,720,771	$1,135,822	$1,145,479	$1,051,086

Liabilities
Noninterest demand	$276,249	$220,520	$185,386	$183,324	$160,673
Interest-bearing demand	278,965	231,644	156,953	156,150	167,433
Money market and savings	491,243	543,645	306,358	324,014	274,994
Time deposits	453,276	442,774	311,490	318,147	286,600
Total deposits	1,499,733	1,438,583	960,187	981,635	889,700
Repurchase agreements	15,968	24,055	26,542	22,946	23,153
FHLB & other borrowings	30,000	43,600	6,000	—	60
Other liabilities	5,775	8,681	6,505	6,164	5,622
Total liabilities	1,551,476	1,514,919	999,234	1,010,745	918,535
Shareholders' Equity
Preferred stock	—	—	—	—	—
Common stock	11,234	11,152	8,243	8,219	8,211
Additional paid-in capital	174,981	174,009	107,065	106,794	106,703
Retained earnings	25,303	21,889	21,654	19,969	18,320
Accumulated other comprehensive loss	(2,569)	(1,198)	(374)	(248)	(683)
Total shareholders' equity	208,949	205,852	136,588	134,734	132,551
Total liabilities & shareholders' equity	$1,760,425	$1,720,771	$1,135,822	$1,145,479	$1,051,086

SmartFinancial, Inc. and Subsidiary
Condensed Consolidated Financial Information (unaudited)
(In thousands)
INCOME STATEMENT
	Three months ending
	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Interest Income
Loans, including fees	$18,228	$16,357	$11,491	$10,747	$10,210
Investment securities and interest bearing due froms	1,049	770	740	692	661
Other interest income	101	117	86	78	73
Total interest income	19,378	17,244	12,317	11,517	10,944
Interest Expense
Deposits	2,401	1,806	1,373	1,241	1,098
Repurchase agreements	13	15	15	16	16
FHLB and other borrowings	153	81	5	12	15
Total interest expense	2,567	1,902	1,393	1,268	1,129
Net interest income	16,811	15,342	10,924	10,249	9,815
Provision for loan losses	689	442	30	298	12
Net interest income after provision for loan losses	16,122	14,898	10,894	9,951	9,803
Noninterest income
Service charges on deposit accounts	578	524	294	291	264
Gain on securities	—	—	144	—	—
Gain on sale of loans and other assets	325	366	224	405	281
Other non-interest income	739	691	585	556	402
Total noninterest income	1,642	1,581	1,247	1,252	947
Noninterest expense
Salaries and employee benefits	7,176	6,272	5,035	4,758	4,679
Occupancy expense	1,533	1,217	1,114	963	978
FDIC premiums	102	150	102	61	153
Foreclosed asset expense	189	59	47	12	14
Marketing	185	167	177	129	164
Data Processing	713	583	483	475	333
Professional expenses	898	602	472	473	538
Amortization of other intangibles	188	155	78	61	53
Service contracts	479	426	363	313	296
Merger Expense	498	1,694	303	420	—
Other noninterest expense	1,448	1,242	1,400	1,164	952
Total noninterest expense	13,409	12,566	9,574	8,829	8,160
Earnings before income taxes	4,355	3,913	2,567	2,374	2,589
Income tax expense	940	3,875	882	726	946
Net income	3,415	38	1,685	1,648	1,644
Dividends on preferred stock	—	—	—	—	195
Net income available to common shareholders	$3,415	$38	$1,685	$1,648	$1,449

NET INCOME PER COMMON SHARE
Basic	$0.30	$—	$0.20	$0.20	$0.19
Diluted	0.30	—	0.20	0.20	0.19

Weighted average common shares outstanding
Basic	11,211	10,552	8,235	8,217	7,525
Diluted	11,324	10,709	8,333	8,326	7,631

SmartFinancial, Inc. and Subsidiary
Condensed Consolidated Financial Information (unaudited)
(In thousands)
YIELD ANALYSIS
	Three Months Ended March 31, 2018			Three Months Ended December 31, 2017			Three Months Ended March 31, 2017
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest [1]	Cost[1]	Balance	Interest [1]	Cost[1]	Balance	Interest [1]	Cost[1]
Assets
Loans	$1,346,179	$18,230	5.49%	$1,160,599	$16,362	5.61%	$811,522	$10,220	5.11%
Investment securities and interest bearing due froms	203,923	1,059	2.11%	179,768	781	1.73%	161,392	677	1.70%
Federal funds and other	8,414	101	4.87%	9,947	117	4.68%	6,621	73	4.47%
Total interest-earning assets	1,558,516	19,390	5.05%	1,350,314	17,260	5.09%	979,535	10,970	4.54%
Non-interest-earning assets	176,646			137,846			66,208
Total assets	$1,735,162			$1,488,160			$1,045,743

Liabilities and Stockholders’ Equity
Interest-bearing demand deposits	$249,846	$320	0.52%	$195,783	$213	0.43%	$159,255	$93	0.24%
Money market and savings deposits	526,093	870	0.67%	462,674	488	0.42%	275,576	328	0.48%
Time deposits	454,660	1,211	1.08%	398,142	1,106	1.11%	302,256	677	0.91%
Total interest-bearing deposits	1,230,599	2,401	0.79%	1,056,599	1,807	0.68%	737,087	1,098	0.60%
Securities sold under agreement to repurchase	16,186	13	0.33%	20,226	15	0.30%	18,682	16	0.35%
Federal Home Loan Bank advances and other borrowings	26,655	153	2.33%	8,281	81	3.90%	7,446	15	0.82%
Total interest-bearing liabilities	1,273,440	2,567	0.82%	1,085,106	1,903	0.70%	763,215	1,129	0.60%
Noninterest-bearing deposits	231,355			203,457			149,305
Other liabilities	8,656			15,302			4,580
Total liabilities	1,513,451			1,303,865			917,100
Shareholders’ equity	221,711			184,295			128,643
Total liabilities and stockholders’ equity	$1,735,162			$1,488,160			$1,045,743

Net interest income, taxable equivalent		$16,823			$15,357			$9,841
Interest rate spread			4.23%			4.39%			3.94%
Tax equivalent net interest margin			4.38%			4.51%			4.07%

Percentage of average interest-earning assets to average interest-bearing liabilities			122.39%			124.44%			128.34%
Percentage of average equity to average assets			12.78%			12.38%			12.30%

1 Taxable equivalent

SmartFinancial, Inc. and Subsidiary
Condensed Consolidated Financial Information (unaudited)
(In thousands)
NON-GAAP RECONCILIATIONS	Three months ending
	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Net interest income, Taxable Equivalent
Net interest income (GAAP)	$16,811	$15,341	$10,924	$10,248	$9,815
Taxable equivalent adjustment	32	16	22	21	21
Net interest income, Taxable Equivalent (Non-GAAP)	$16,823	$15,357	$10,946	$10,269	$9,836

Operating Earnings
Net income (loss) (GAAP)	$3,415	$38	$1,685	$1,648	$1,644
Securities (gains) losses	—	—	(144)	—	—
Foreclosed assets losses	146	5	27	—	15
Merger and conversion costs	498	1,694	303	420	—
Revaluation of deferred tax assets due to change in tax law	—	2,482	—	—	—
Income tax effect of adjustments	(168)	(508)	(36)	(3)	(6)
Net operating earnings (Non-GAAP)	3,891	3,711	1,835	2,065	1,653
Dividends on preferred stock	—	—	—	—	(195)
Net operating earnings available to common shareholders (Non-GAAP)	$3,891	$3,711	$1,835	$2,065	$1,458
Net operating earnings per common share (Non-GAAP):
Basic	$0.35	$0.35	$0.22	$0.25	$0.19
Diluted	0.34	0.35	0.22	0.25	0.19

Operating Efficiency Ratio
Efficiency ratio (GAAP)	72.66%	74.25%	78.62%	76.77%	75.79%
Adjustment for taxable equivalent yields	(0.24)%	—%	(0.22)%	(0.22)%	(0.25)%
Adjustment for securities gains (losses)	—%	—%	1.51%	—%	—%
Adjustment for OREO gains (losses)	(1.09)%	(0.04)%	(0.28)%	—%	(0.18)%
Adjustment for merger & conversion costs	(3.71)%	(13.49)%	(3.18)%	(4.76)%	—%
Operating efficiency ratio (Non-GAAP)	67.62%	60.72%	76.45%	71.79%	75.36%

Loan Discount Data
Allowance for loan losses (GAAP)	$6,477	$5,860	$5,393	$5,498	$5,152
Net acquisition accounting fair value discounts to loans	16,323	17,862	8,167	9,086	9,831

Tangible Common Equity
Shareholders' equity (GAAP)	$208,949	$205,852	$136,588	$134,734	$132,551
Less goodwill and other intangible assets	50,660	50,837	7,414	7,492	6,583
Tangible common equity (Non-GAAP)	$158,289	$155,015	$129,174	$127,242	$125,968